Exhibit 10.1

September 13, 2011

Ms. Frances Powell Hawes

11309 Iris Lee Lane

Houston, TX 77024

Dear Frances:

It has been a pleasure getting to know you over the past several weeks and discussing your qualifications and interest in working for our Company as Chief Financial Officer. Based on our discussions, I am pleased to offer you the position of Senior Vice President and Chief Financial Officer.

The following are the terms of our offer:

1)	COMPANY OF EMPLOYMENT: American Electric Technologies, Inc. (“AETI”).

2)	POSITION AND TITLE: Senior Vice President and Chief Financial Officer.

3)	REPORTING TO: President and Chief Executive Officer. This position also has adjunct reporting relationship to the Audit Committee of the Board of Directors.

4)	CLASSIFICATION: Full-time, Level 1 employee.

5)

GENERAL JOB RESPONSIBILITIES: To provide management and leadership of all company financial operations, accounting and associated administrative functions which include financial operations, controls, and support to Company business units. Responsibilities also include statutory and regulatory compliance associated with the SEC, NASDAQ, federal, state and local government requirements including related audits and public filings and disclosures. The CFO is also subject to other duties as may be assigned from time to time by the CEO or provided for in the CFO .job specification which has been provided to you.

6)	COMPENSATION: The following are the elements of your compensation plan:

a.	Annual Salary: $176,820 paid semi-monthly

b.	Cash Bonus: Eligible for an annual cash bonus of $82,500 based on achievement of mutually agreed upon personal and corporate objectives. This bonus is prorated for 2011 based on your employment starting date and is guaranteed for 2011. This bonus is uncapped. The cash bonus is paid in Q1 2012. You must be employed by the Company at that time to receive any bonus. Your management objectives for the remainder of 2011 include company performance versus plan, and achievement of personal/department objectives.

c.	Annual Retention Bonus: In addition to your annual salary, you will receive a guaranteed annual retention cash bonus of $20,000. This annual retention bonus will be paid on the anniversary of your start date and you must be employed by the company on that date to be eligible for that retention bonus.

d.	Annual Equity Bonus: In addition to the cash bonus, you are also eligible for an annual equity bonus of 20,000 Restricted Stock Units (RSU). Twenty percent (20%) of the RSU bonus is guaranteed. The remaining 80% is variable based on the same mutually agreed upon personal and corporate objectives as the annual variable cash bonus described above. As is the case of the cash bonus this equity bonus is uncapped. The RSU bonus is prorated for 2011 based on your employment start date. The RSU bonus is subject to a four year (4) vesting schedule (see plan attached). The RSU bonus is subject to approval by the Compensation Committee of the AETI Board of Directors. The RSU bonus price is set at grant time according to the Company’s equity plan.

e.	ACHIEVEMENT BONUS: In addition to the annual cash and equity bonus plans. the Company also agrees to grant you an additional 40,000 RSU based on the attainment of the following company achievements (all according to GAAP):

i.	Revenue achievements: You will receive 5,000 RSU when AETI achieves $100 million in annual revenues, when AETI achieves $150 million in annual revenues and when AETI achieves $200 million in annual revenues.

ii.	EBITDA achievements: You will receive 5,000 RSU when AETI achieves annual EBITDA of $5 million, when AETI achieves annual EBITDA of $7.5 million and when AETI achieves annual EBITDA of $10 million.

iii.	Liquidity event: You will receive 5,000 RSU when AETI has a liquidity event resulting in existing shareholders being able to liquefy $5 million of equity at a price of at least $6/share or when the AETI average daily trading volume averages over 50,000 shares per day at a price of at least $6/share for six (6) consecutive weeks.

iv.	Stock price: You will receive 5,000 RSU when AETI stock reaches $13.50/share and stays above that level for six (6) consecutive weeks.

f.	AUTOMOBILE ALLOWANCE: Eligible for an executive car allowance of $700 per month.

g.	COMPANY BENEFITS: Upon meeting eligibility requirements, you will be offered the standard Company employee benefits which include medical insurance, 401(k) retirement program, Employee Stock Purchase Plan, and mobile telephone reimbursement policy according to the terms of the current Company policies and procedures.

h.	VACATION: You will be granted one week of vacation through 12/31/2011, and the company will provide you with flexibility related to the birth of your grandchild. Effective January 2012 you are eligible for three (3) weeks of vacation per year. Vacation time shall be taken within the one calendar year from the time it is earned. Our Company policy does not permit carry-overs or buy outs of unused vacation time.

i.	SPECIAL SEVERANCE: In the event you are terminated during the first twelve (12) months of employment for other than cause or disability, AETI agrees to provide you a severance package equal to six (6) months of your then current base salary and will reimburse your COBRA medical insurance costs, if elected, for you and your family for up to six (6) months after termination. Such severance is paid on a monthly basis and ceases upon your commencement of other employment.

In the event there is a change of control/acquisition resulting in your termination, a substantial reduction of your responsibilities, or necessitates commuting outside of the Greater Houston area, i.e., excessive travel distance, you will be entitled to a severance package equal to six (6) months of your then current base salary and reimbursement of your COBRA medical insurance costs, if elected, for you and your family for up to six (6) months after the change-of control. In addition, you will receive a lump sum payment equal to one year’s salary and expected on target cash bonus, plus forward vesting of any annual unvested stock grant previously granted.

j.	CONFIDENTIALITY: You are required to keep confidential all compensation matters.

7)	SUBSTANCE ABUSE TESTING AND PHYSICAL EXAMINATION: All applicants are required to undergo Substance Abuse Screening and Physical examination prior to commencement of work with the company. Failure to pass the substance abuse screening or physical examination will result in the withdrawal of the employment offer.

8)	EVALUATION PERIOD: All employees are subject to successfully completing an initial ninety-day (90) evaluation period at which time your performance will be evaluated.

9)	EMPLOYMENT-AT-WILL: All employment with the Company is employment at-will. Consequently you have the right to terminate your employment at any time for any reason, and the Company retains the same right. Your tenure in this position is dependent upon your individual performance as well as other factors such as business conditions.

10)	IMMIGRATION REFORM AND CONTROL ACT: The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. Therefore the Company will verify your eligibility for employment. A list of acceptable documents needed for presentation on the first day of employment can be found in your new hire documents. If you do not have any of these required documents, you must give evidence of having applied for them in order to satisfy the terms of the Act. Without the aforementioned documents the Company cannot permit you to begin your employment.

Frances, I look forward to having you as a key member of the team and to building our business together. If you accept these terms, please sign and date two copies of this letter and return one signed a copy to me to consummate your employment with the company.

Sincerely,

s/ Charles Dauber

President and Chief Executive Officer

American Electric Technologies, Inc.

I agree to employment by AETI on the foregoing terms.

s/ Frances Powell Hawes                    Date: 9/14/11